                                                            Exhibit 17(d)(ix)

                    Waddell & Reed
                    Advisors
                    Bond Fund

                    Annual
                    Report
                    --------------
                    September 30, 2002

CONTENTS

         3     Manager's Discussion

         7     Performance Summary

         9     Portfolio Highlights

        10     Investments

        19     Statement of Assets and Liabilities

        20     Statement of Operations

        21     Statement of Changes in Net Assets

        22     Financial Highlights

        26     Notes to Financial Statements

        32     Independent Auditors' Report

        33     Income Tax Information

        35     Directors & Officers

        42     Annual Privacy Notice

        44     Householding Notice

This report is submitted for the general information of the shareholders of
Waddell & Reed Advisors Bond Fund.  It is not authorized for distribution to prospective investors in the Fund unless accompanied with or preceded by the
Waddell & Reed Advisors Bond Fund current prospectus and current Fund performance information.

MANAGER'S DISCUSSION
     September 30, 2002
---------------------------------------------------------------------------

An interview with James C. Cusser, CFA, portfolio manager of Waddell & Reed
Advisors Bond Fund

This report relates to the operation of Waddell & Reed Advisors Bond Fund for the fiscal year ended September 30, 2002.  The following discussion, graphs and tables provide you with information regarding the Fund's performance during that period.

How did the Fund perform during the last fiscal year?
The Fund's Class A shares return increased 1.48 percent for the fiscal year, including the impact of sales load and, without the sales load impact, increased
7.67 percent for the fiscal year.  This compares with the Salomon Brothers Broad
Investment Grade Index (reflecting the performance of securities that generally represent the bond market), which increased 8.37 percent for the year, and the
Lipper Corporate Debt Funds A-Rated Universe Average (reflecting the performance of funds with similar investment objectives), which increased 6.73 percent for the year.  It should be noted that, in the comparison charts, the value of the investment in the Fund is impacted by the sales load at the time of the investment, while the values for the benchmark index and the Lipper category do not reflect a sales load.

What affected Fund performance, relative to its peer group and benchmark index, during the fiscal year?
Primarily, in relation to its index and peer group, the Fund was adversely affected by the impact of the Fund's sales load.  On the more positive side, the
Fund's duration expanded (i.e., its sensitivity to interest rate movements increased) as rates declined over the course of the fiscal year.  Rate movement is typically the most important factor in an investment-grade bond fund's return.  The Fund is structured so that when rates are sufficiently volatile, the portfolio's sensitivity to interest rates changes in a favorable direction.
A secondary matter that we feel affected the Fund's return favorably was the absence of any major credit-related corporate bond losses.  Over the past 12 months, some of the largest issuers in the corporate market defaulted on their debt obligations, and the Fund was fortunate to miss some of these issuers.  Of course, the Fund was not immune to the general decline in corporate credits.  We did experience some "collateral damage," as most corporate bond funds did.
Furthermore, gradually, over the course of the fiscal year, we raised the Fund's exposure to U.S. agency-backed mortgage securities and U.S. agency debentures, which are not directly affected by the continuing problems in the corporate bond market.

What other market conditions or events influenced the Fund's performance during the fiscal year?
What other market conditions didn't occur?  This past fiscal year has brought the most tumultuous market we have witnessed in over two decades.  Over the course of the fiscal year, the market seems to have reassessed its most fundamental assumptions about economics and the financial system.
Traditionally, the markets of the developed world had assumed that all participants were economically driven:  that is, both individual "players" and nations sought an efficient cost/wealth equilibrium.  In short, wealth was thought to be mercenary.  After the terrorist attacks in September 2001, and with the somewhat successful efforts of the anti-globalization movement (abetted by corporate accounting scandals in the U.S.) the markets appeared to become less efficient.  And this means more risk and less reward, for the time being.
Other, more typical concerns seem trivial in comparison.  These other concerns include the worry of a double-dip recession, with inflation perhaps being the preferred outcome to a Japanese-style dis-inflation and stagnation.  We believe that this sort of worry is generally "good" for bonds, and, as such, interest rates have fallen, which has helped our roughly 15 percent weighting in U.S.
Treasury securities.  The other 85 percent of the portfolio, however, is primarily invested in bonds with exposure to either credit risk, like corporate securities, or interest rate volatility risk, like mortgage-backed securities.
We feel that we were fortunate to have a balanced, diversified portfolio that generally does well in bumpy environments.

What strategies and techniques did you employ that specifically affected the
Fund's performance?
We continue to employ a highly convex portfolio structure.  That is, if interest rates are volatile, the portfolio's bond price movements generally are sufficient to overcome the cost of the lower yielding, but less convex, securities.  During the fiscal year, rates have been very volatile, which added to the Fund's positive performance.  Yet, just after the terrorist attacks, when volatility seemed to be peaking in the U.S. financial markets, we initiated a program of purchasing mortgage-backed securities with less convex properties.
As the market volatility subsided, the mortgage-backed securities out-performed similar-maturity Treasury bonds, and far out-performed corporate bonds, which comprise the bulk of the portfolio.  And finally, although the Fund had unusually high inflows of cash, we committed ourselves to maintain relatively low cash balances.  We believe that this discipline also helped the Fund performance.

What industries or sectors did you emphasize during the fiscal year, and what looks attractive to you going forward?
We continue to maintain a balance in the portfolio among several types of debt securities.  After the terrorist attacks, as noted above, we purchased mortgage-
backed securities, U.S. agency debentures and U.S. Treasury securities.  Once we felt that there was some hope for an improving economy, in the summer of 2002, we began to purchase higher quality corporate bonds.  If the economy should continue to show signs of strength in the coming year, we intend to continue to add lesser quality, investment-grade corporate bonds as the opportunities arise, with the hope of eventually bringing the majority of the portfolio back to corporate securities.

Sincerely,

James C. Cusser, CFA
Manager
Waddell & Reed Advisors
Bond Fund

Comparison of Change in Value of $10,000 Investment

+++++ Waddell & Reed Advisors Bond Fund, Class A Shares (1) -- $18,399
...... Salomon Brothers Broad Investment Grade Index -- $20,338
===== Lipper Corporate Debt Funds A-Rated Universe Average -- $18,763

                     Waddell & Reed                        Lipper
                           Advisors        Salomon      Corporate
                               Bond       Brothers     Debt Funds
                              Fund,          Broad        A-Rated
                            Class A     Investment       Universe
                             Shares    Grade Index        Average
                             ------    -----------     ----------
12-31-92 Purchase             9,425         10,000         10,000
12-31-93                     10,668         10,989         11,146
12-31-94                     10,054         10,676         10,624
12-31-95                     12,116         12,657         12,697
12-31-96                     12,504         13,115         12,999
12-31-97                     13,725         14,377         14,221
12-31-98                     14,723         15,629         15,297
12-31-99                     14,563         15,500         14,887
 9-30-00                     15,326         16,599         15,765
 9-30-01                     17,089         18,767         17,580
 9-30-02                     18,399         20,338         18,763

(1)The value of the investment in the Fund is impacted by the sales load at the time of the investment and by the ongoing expenses of the Fund and assumes reinvestment of dividends and distributions.

Average Annual Total Return(2)
Period              Class A     Class B      Class C     Class Y
------              ---------------------------------------------

1-year period
  ended 9-30-02      1.48%      2.75%        6.77%         7.99%
5-year period
  ended 9-30-02      5.39%       ---          ---          6.93%
10-year period
  ended 9-30-02      6.29%       ---          ---           ---
Since inception
  of Class(3)
  through 9-30-02      ---      6.36%        7.18%         7.15%

 (2)Performance data quoted represents past performance and is based on deduction of the maximum applicable sales load for each of the periods.
    Class A shares carry a maximum front-end sales load of 5.75%.  Class B and
    Class C shares carry a maximum contingent deferred sales charge (CDSC) of 5%
    and 1%, respectively.  (Accordingly, the Class C shares reflect no CDSC since it only applies to Class C shares held for twelve months or less.)
    Total returns reflect share price appreciation (depreciation), including reinvestment of all income and capital gains distributions.  Investment return and principal value will fluctuate and an investor's shares, when redeemed, may be worth more or less than their original cost.
 (3)9-9-99 for Class B and Class C shares and 6-19-95 for Class Y shares (the date on which shares were first acquired by shareholders).

  Past performance is not necessarily indicative of future performance.  Indexes are unmanaged. The performance graph and table do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or on the redemption of Fund shares.

SHAREHOLDER SUMMARY OF BOND FUND
----------------------------------------------------------------------
Bond Fund

GOAL
To seek a reasonable return with emphasis on preservation of capital.

STRATEGY
Invests primarily in investment grade domestic, and to a lesser extent foreign, debt securities, typically corporate and government bonds.

Founded
1964

Scheduled Dividend Frequency
Monthly

Performance Summary -- Class A Shares
Per Share Data
For the Fiscal Year Ended September 30, 2002
--------------------------------------------

Dividends paid                   $0.31
                                 =====

Net asset value on
  9-30-02                        $6.49
  9-30-01                         6.33
                                 -----
Change per share                 $0.16
                                 =====

Past performance is not necessarily indicative of future results.

SHAREHOLDER SUMMARY OF BOND FUND
----------------------------------------------------------------------
Because of ongoing market volatility, the Fund's performance may be subject to substantial short-term fluctuation and current performance may be less than the results shown below.  Please check the Waddell & Reed website at www.waddell.com for more current performance information.

Average Annual Total Return (A)
                         Class A                      Class B
                  -----------------------     -----------------------
                      With      Without         With        Without
Period           Sales Load(B) Sales Load(C)  CDSC(D)        CDSC(E)
------            ----------   ----------    -----------    ----------
 1-year period
  ended 9-30-02     1.48%        7.67%           2.75%         6.75%
 5-year period
  ended 9-30-02     5.39%        6.64%            ---           ---
10-year period
  ended 9-30-02     6.29%        6.92%            ---           ---
Since inception
  of Class (F)       ---          ---            6.36%         7.21%

(A)Performance data represents share price appreciation (depreciation), including reinvestment of all income and capital gains distributions.
   Performance data represents past performance and is no guarantee of future results.  Share price, investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost.
(B)Performance data is based on deduction of 5.75% sales load on the initial purchase in the periods.
(C)Performance data does not take into account the sales load deducted on an initial purchase.
(D)Performance data reflects the effect of paying the applicable contingent deferred sales charge (CDSC) at a maximum of 5.00% upon redemption at the end of each of the periods.
(E)Performance data does not reflect the effect of paying the applicable CDSC upon redemption at the end of each of the periods.
(F)9-9-99 for Class B shares (the date on which shares were first acquired by shareholders).

Average Annual Total Return (A)
Period            Class C(B)  Class Y(C)
------            ----------  ----------
1-year period
  ended 9-30-02      6.77%        7.99%
5-year period
  ended 9-30-02      ---          6.93%
10-year period
  ended 9-30-02      ---          ---
Since inception
  of Class (D)       7.18%        7.15%

(A)Performance data represents share price appreciation (depreciation), including reinvestment of all income and capital gains distributions.
   Performance data represents past performance and is no guarantee of future results.  Share price, investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost.
(B)Performance data reflects the effect of paying the applicable contingent deferred sales charge (CDSC) at a maximum of 1.00% which declines to zero at the end of the first year after investment.  (Accordingly, these returns reflect no CDSC since it only applies to Class C shares held for twelve months or less.)
(C)Performance data does not include the effect of sales charges, as Class Y shares are not subject to these charges.
(D)9-9-99 for Class C shares and 6-19-95 for Class Y shares (the date on which shares were first acquired by shareholders).

SHAREHOLDER SUMMARY OF BOND FUND
----------------------------------------------------------------------
Portfolio Highlights

On September 30, 2002, Waddell & Reed Advisors Bond Fund had net assets totaling
$863,374,325 invested in a diversified portfolio of:

   96.08% Bonds
    3.92% Cash and Cash Equivalents

As a shareholder of Waddell & Reed Advisors Bond Fund, for every $100 you had invested on September 30, 2002, your Fund owned:

Bonds:
 Corporate                 $42.80
 United States Government   49.06
 Other Government            4.22
Cash and Cash Equivalents    3.92

THE INVESTMENTS OF BOND FUND
     September 30, 2002

                                           Principal
                                           Amount in
                                           Thousands          Value

CORPORATE DEBT SECURITIES
Aircraft - 0.74%
 Raytheon Company,
   6.5%, 7-15-05 .........................   $ 6,000   $  6,399,840
                                                       ------------

Banks - 6.89%
 AmSouth Bancorporation,
   6.75%, 11-1-25 ........................     9,000      9,868,437
 Banco Nacional de Comercio Exterior, S.N.C.,
   7.25%, 2-2-04 .........................     3,500      3,666,250
 First Union Corporation,
   6.824%, 8-1-26 ........................     7,500      8,641,260
 ING Groep N.V.,
   5.5%, 5-11-05 (A) .....................  EUR4,000      4,140,808
 NBD Bank, National Association,
   8.25%, 11-1-24 ........................    $6,000      7,670,964
 NationsBank Corporation,
   8.57%, 11-15-24 .......................     5,000      6,441,410
 SouthTrust Bank of Alabama, National Association,
   7.69%, 5-15-25 ........................     9,750     11,551,254
 Sovereign Bancorp, Inc.,
   8.0%, 3-15-03 .........................     2,000      2,025,970
 Wachovia Corporation,
   6.605%, 10-1-25 .......................     5,000      5,493,415
                                                       ------------
                                                         59,499,768
                                                       ------------

Beverages - 1.13%
 Coca-Cola Company (The),
   4.0%, 6-1-05 ..........................     3,350      3,492,107
 Coca-Cola Enterprises Inc.,
   6.7%, 10-15-36 ........................     5,500      6,218,795
                                                       ------------
                                                          9,710,902
                                                       ------------

Broadcasting - 0.54%
 British Sky Broadcasting Group plc,
   7.3%, 10-15-06 ........................     4,750      4,678,750
                                                       ------------

See Notes to Schedule of Investments on page 18.

THE INVESTMENTS OF BOND FUND
     September 30, 2002

                                           Principal
                                           Amount in
                                           Thousands          Value

CORPORATE DEBT SECURITIES (Continued)
Business Equipment and Services - 1.69%
 Pemex Project Funding Master Trust:
   8.5%, 2-15-08 .........................   $ 4,200   $  4,383,750
   9.125%, 10-13-10 ......................     1,500      1,597,500
 Postal Square Limited Partnership,
   6.5%, 6-15-22 .........................     1,592      1,802,191
 Quebecor Printing Capital Corporation,
   6.5%, 8-1-27 ..........................     6,500      6,771,200
                                                       ------------
                                                         14,554,641
                                                       ------------

Communications Equipment - 0.41%
 Norse CBO, Ltd. and Norse CBO, Inc.,
   6.515%, 8-13-10 (B) ...................     3,558      3,562,775
                                                       ------------

Computers -- Main and Mini - 0.48%
 International Business Machines Corporation,
   5.375%, 3-31-05 (A) ...................  EUR4,000      4,102,005
                                                       ------------

Construction Materials - 0.24%
 CEMEX, S.A. de C.V.,
   8.625%, 7-18-03 (B) ...................    $2,000      2,077,500
                                                       ------------

Containers - 0.35%
 Owens-Illinois, Inc.,
   7.15%, 5-15-05 ........................     3,250      2,973,750
                                                       ------------

Finance Companies - 8.50%
 Abitibi-Consolidated Company of Canada,
   6.95%, 12-15-06 .......................     3,500      3,546,767
 Ameritech Capital Funding Corporation,
   5.95%, 1-15-38 ........................     3,000      3,172,149
 Asset Securitization Corporation,
   7.49%, 4-14-29 ........................     6,000      6,911,330
 Associates Corporation of North America,
   6.25%, 11-1-08 ........................     4,250      4,701,703
 Bell Atlantic Financial Services, Inc.,
   7.6%, 3-15-07 .........................     5,000      5,467,310
 California Infrastructure and Economic Development

See Notes to Schedule of Investments on page 18.

THE INVESTMENTS OF BOND FUND
     September 30, 2002
                                           Principal
                                           Amount in
                                           Thousands          Value
CORPORATE DEBT SECURITIES (Continued)
Financial Companies (Continued)
   Bank, Special Purpose Trust, PG&E-1,
   6.42%, 9-25-08 ........................   $ 5,000   $  5,448,219
 Chase Manhattan - First Union Commercial
   Mortgage Trust,
   7.439%, 7-15-09 .......................     7,500      8,793,634
 Countrywide Home Loans, Inc.,
   6.5%, 8-25-29 .........................     6,195      6,395,955
 First Union National Bank Commercial Mortgage,
   7.841%, 3-15-10 .......................     7,500      9,006,527
 General Motors Acceptance Corporation:
   5.5%, 2-2-05 (A) ......................  EUR3,750      3,729,274
   6.125%, 9-15-06 .......................    $2,000      2,031,670
   8.875%, 6-1-10 ........................     5,500      6,257,405
 Residential Accredit Loans, Inc.,
   7.25%, 3-25-31 ........................     2,116      2,142,793
 Westinghouse Electric Corporation,
   8.875%, 6-14-14 .......................     4,500      5,748,579
                                                       ------------
                                                         73,353,315
                                                       ------------

Food and Related - 1.42%
 ConAgra, Inc.,
   7.125%, 10-1-26 .......................     7,750      8,944,965
 GRUMA, S.A. de C.V.,
   7.625%, 10-15-07.......................     3,500      3,325,000
                                                       ------------
                                                         12,269,965
                                                       ------------

Forest and Paper Products - 1.23%
 Bowater Canada Finance Corporation,
   7.95%, 11-15-11 .......................     4,000      3,984,884
 Champion International Corporation,
   6.4%, 2-15-26 .........................     6,100      6,673,339
                                                       ------------
                                                         10,658,223
                                                       ------------

Health Care -- General - 0.94%
 Bristol-Myers Squibb Company,
   5.75%, 10-1-11 ........................     7,500      8,106,510
                                                       ------------

See Notes to Schedule of Investments on page 18.

THE INVESTMENTS OF BOND FUND
     September 30, 2002

                                           Principal
                                           Amount in
                                           Thousands          Value

CORPORATE DEBT SECURITIES (Continued)
Hospital Supply and Management - 1.19%
 Anthem, Inc.,
   4.875%, 8-1-05 ........................   $ 5,500   $  5,712,003
 HCA - The Healthcare Company,
  8.75%, 9-1-10 ..........................     4,000      4,576,532
                                                       ------------
                                                         10,288,535
                                                       ------------

Household -- General Products - 2.18%
 Kimberly-Clark Corporation,
   4.5%, 7-30-05 (B) .....................     5,500      5,800,212
 Procter & Gamble Company (The),
   8.0%, 9-1-24 ..........................    10,000     13,050,800
                                                       ------------
                                                         18,851,012
                                                       ------------

Insurance -- Life - 0.00%
 Reliance Group Holdings, Inc.,
   9.0%, 11-15-00 (C) ....................       150          6,000
                                                       ------------

Mining - 0.15%
 Vale Overseas Limited,
   8.625%, 3-8-07 ........................     1,500      1,335,000
                                                       ------------

Motor Vehicle Parts - 0.02%
 Federal-Mogul Corporation,
   7.75%, 7-1-06 (C) .....................     1,000        200,000
                                                       ------------

Multiple Industry - 4.21%
 CHYPS CBO 1997-1 Ltd.,
   6.72%, 1-15-10 (B) ....................     8,259      4,955,500
 Chevy Chase Savings Bank, F.S.B.,
   9.25%, 12-1-05 ........................     1,500      1,492,500
 Ford Motor Credit Company,
   7.6%, 8-1-05 ..........................     6,250      6,283,375

See Notes to Schedule of Investments on page 18.

THE INVESTMENTS OF BOND FUND
     September 30, 2002
                                           Principal
                                           Amount in
                                           Thousands          Value
CORPORATE DEBT SECURITIES (Continued)
Multiple Industry (Continued)
 General Electric Capital Corporation,
   5.0%, 6-15-07 .........................   $ 7,250   $  7,663,265
 Tele-Communications, Inc.,
   8.35%, 2-15-05 ........................     7,500      7,306,208
 TOLLROAD INVESTMENT PARTNERSHIP
   SERIES II,
   0.0%, 2-15-09 (B) .....................     2,000      1,542,560
 Tyco International Group S.A.,
   6.375%, 2-15-06 .......................     4,000      3,440,000
 Union Electric Co.,
   8.25%, 10-15-22 .......................     3,500      3,631,820
                                                       ------------
                                                         36,315,228
                                                       ------------

Petroleum -- Domestic - 0.43%
 Ocean Energy, Inc.,
   8.375%, 7-1-08 ........................     3,500      3,718,750
                                                       ------------

Petroleum -- International - 0.88%
 ChevronTexaco Capital Company,
   3.5%, 9-17-07 .........................     7,500      7,613,145
                                                       ------------

Petroleum -- Services - 0.75%
 Halliburton Company,
   6.75%, 2-1-27 .........................     7,250      6,452,500
                                                       ------------

Real Estate Investment Trust - 0.17%
 Host Marriott, L.P.,
   8.375%, 2-15-06 .......................     1,500      1,447,500
                                                       ------------

Retail -- General Merchandise - 0.98%
 Wal-Mart Stores, Inc.,
   4.375%, 7-12-07 .......................     8,000      8,420,096
                                                       ------------

Retail -- Specialty Stores - 0.93%
 Fred Meyer, Inc.,
   7.45%, 3-1-08 .........................     7,000      8,047,781
                                                       ------------

See Notes to Schedule of Investments on page 18.

THE INVESTMENTS OF BOND FUND

     September 30, 2002
                                           Principal
                                           Amount in
                                           Thousands          Value
CORPORATE DEBT SECURITIES (Continued)
Security and Commodity Brokers - 0.74%
 CIT Group, Inc. (The),
   7.375%, 4-2-07 ........................   $ 6,000   $  6,421,992
                                                       ------------

Utilities -- Electric - 3.22%
 Cleveland Electric Illuminating Co. (The),
   9.5%, 5-15-05 .........................     4,000      4,021,228
 Dominion Resources, Inc.,
   7.82%, 9-15-04 ........................     8,250      8,883,072
 Entergy Arkansas, Inc.,
   7.5%, 8-1-07 ..........................     3,750      3,829,552
 HQI Transelec Chile S.A.,
   7.875%, 4-15-11 .......................     3,250      3,543,508
 Niagara Mohawk Power Corporation,
   7.375%, 7-1-03 ........................     4,159      4,293,212
 TXU Eastern Funding Company,
   6.45%, 5-15-05 ........................     3,250      3,234,205
                                                       ------------
                                                         27,804,777
                                                       ------------

Utilities -- Gas and Pipeline - 0.91%
 Tennessee Gas Pipeline Company,
   7.0%, 3-15-27 .........................     6,000      5,160,000
 Williams Companies, Inc. (The):
   6.5%, 8-1-06 ..........................     2,500      1,600,000
   7.125%, 9-1-11 ........................     1,750      1,085,000
                                                       ------------
                                                          7,845,000
                                                       ------------
Utilities -- Telephone - 1.48%
 BellSouth Capital Funding Corporation,
   6.04%, 11-15-26 .......................       500        541,750
 BellSouth Corporation,
   5.0%, 10-15-06 ........................     2,500      2,622,900
 Deutsche Telekom International Finance B.V.,
   8.75%, 6-15-30 ........................     4,000      4,287,360
 Pacific Bell,
   7.25%, 11-1-27 ........................     3,250      3,414,736
 Qwest Communications International Inc.,
   7.5%, 11-1-08 .........................     5,000      1,950,000
                                                       ------------
                                                         12,816,746
                                                       ------------

See Notes to Schedule of Investments on page 18.

THE INVESTMENTS OF BOND FUND
     September 30, 2002

                                           Principal
                                           Amount in
                                           Thousands          Value

TOTAL CORPORATE DEBT SECURITIES - 42.80%               $369,532,006
 (Cost: $359,213,835)

OTHER GOVERNMENT SECURITIES
Canada - 3.48%
 Hydro-Quebec,
   8.05%, 7-7-24 .........................   $ 9,000   $ 12,152,547
 Province de Quebec:
   7.14%, 2-27-26 ........................     9,200     11,725,952
   6.29%, 3-6-26 .........................     5,000      6,223,260
                                                       ------------
                                                         30,101,759
                                                       ------------

Supranational - 0.74%
 Inter-American Development Bank,
   8.4%, 9-1-09 ..........................     5,000      6,380,130
                                                       ------------

TOTAL OTHER GOVERNMENT SECURITIES - 4.22%              $ 36,481,889
 (Cost: $28,354,617)

UNITED STATES GOVERNMENT SECURITIES
Agency Obligations - 9.80%
 Federal Home Loan Bank,
   4.375%, 8-15-07 .......................     5,750      5,834,606
 Federal Home Loan Mortgage Corporation:
   4.5%, 3-15-04 (A) .....................  EUR4,250      4,280,409
   4.625%, 4-11-05 .......................   $ 1,000      1,012,816
   5.95%, 1-19-06 ........................     5,000      5,529,890
 Federal National Mortgage Association:
   4.0%, 12-10-04 ........................     2,725      2,766,107
   3.58%, 5-26-05 ........................     3,250      3,257,351
   3.75%, 7-29-05 ........................     2,000      2,044,740
   5.5%, 2-15-06 .........................    14,000     15,257,732
   5.25%, 8-14-06 ........................     3,750      3,849,154
   4.5%, 10-17-06 ........................     4,000      4,084,004
   6.25%, 7-19-11 ........................     4,500      4,733,743
   6.0%, 12-21-11 ........................    17,250     18,085,642
 Tennessee Valley Authority:
   4.875%, 12-15-16 ......................     7,000      7,503,440
   5.88%, 4-1-36 .........................     5,500      6,338,420
                                                       ------------
Total Agency Obligations                                 84,578,054
                                                       ------------

See Notes to Schedule of Investments on page 18.

THE INVESTMENTS OF BOND FUND
     September 30, 2002                    Principal
                                           Amount in
                                           Thousands          Value
UNITED STATES GOVERNMENT SECURITIES (Continued)
Mortgage-Backed Obligations - 25.36%
 Federal Home Loan Mortgage Corporation Agency
   REMIC/CMO:
   6.0%, 3-25-14 .........................   $ 6,500   $  6,933,295
   6.5%, 9-25-18 .........................     3,000      3,076,534
   6.25%, 1-15-21 ........................    12,000     12,219,610
   6.5%, 8-25-21 .........................       774        801,036
   6.5%, 11-25-21 ........................     3,500      3,647,232
   6.5%, 1-15-27 .........................     8,250      8,568,474
   6.0%, 2-25-28 .........................     3,725      3,843,622
   6.5%, 7-15-28 .........................     6,850      7,008,391
   7.5%, 3-15-29 .........................     1,712      1,720,922
   7.5%, 9-15-29 .........................     1,877      2,079,877
   6.5%, 11-15-29 ........................     6,750      7,097,524
 Federal Home Loan Mortgage Corporation
   Non-Agency REMIC/CMO,
   6.0%, 3-15-29 .........................     9,545      9,929,831
 Federal Home Loan Mortgage Corporation
   Participation Certificates:
   5.5%, 9-1-08 ..........................     8,268      8,534,980
   9.0%, 6-1-27 ..........................     3,430      3,788,404
   7.0%, 5-1-31 ..........................     3,909      4,081,087
   6.5%, 10-1-31 .........................     7,351      7,630,379
   6.0%, 2-1-32 ..........................     9,910     10,206,797
   6.5%, 6-1-32 ..........................     5,908      6,132,797
 Federal National Mortgage Association Non-Agency
   REMIC/CMO:
   5.5%, 3-15-14 .........................     7,600      8,050,279
   5.0%, 4-25-15 .........................    10,000     10,339,996
   6.5%, 11-15-29 ........................    10,000     10,587,074
   6.5%, 6-15-30 .........................     5,000      5,258,334
 Federal National Mortgage Association
   Pass-Through Certificates:
   6.09%, 4-1-09 .........................     4,319      4,849,365
   6.0%, 1-1-17 ..........................     6,023      6,260,377
   6.0%, 2-1-17 ..........................     6,286      6,534,049
   6.5%, 3-1-17 ..........................     2,442      2,559,169
   5.5%, 7-1-17 ..........................     3,916      4,036,896
   7.0%, 6-1-24 ..........................     3,073      3,225,013
   6.0%, 12-1-28 .........................     4,533      4,671,178
 Government National Mortgage Association Pass-
   Through Certificates:
   8.0%, 11-15-17 ........................     3,701      4,024,727
   7.5%, 7-15-23 .........................     1,081      1,154,745
   7.5%, 12-15-23 ........................     1,693      1,809,601
   8.0%, 9-15-25 .........................     1,933      2,090,449
   7.0%, 7-20-27 .........................       129        135,181

See Notes to Schedule of Investments on page 18.

THE INVESTMENTS OF BOND FUND
     September 30, 2002
                                           Principal
                                           Amount in
                                           Thousands          Value
UNITED STATES GOVERNMENT SECURITIES (Continued)
Mortgage-Backed Obligations (Continued)
 Government National Mortgage Association Pass-
   Through Certificates (Continued)
   7.0%, 9-20-27 .........................   $ 1,914   $  2,006,258
   6.5%, 7-15-28 .........................     7,022      7,336,244
   6.5%, 5-15-29 .........................     3,823      3,993,068
   7.5%, 7-15-29 .........................     1,390      1,475,320
   7.75%, 10-15-31 .......................     1,921      2,195,063
 United States Department of Veterans Affairs,
   Guaranteed REMIC Pass-Through Certificates,
   Vendee Mortgage Trust:
   2000-1 Class 2-C,
   7.25%, 11-15-21 .......................     2,250      2,408,263
   2000-2 Class 1-D,
   7.5%, 9-15-26 .........................     4,500      4,971,862
   2001-2 Class 1-D,
   6.75%, 9-15-19 ........................     4,250      4,508,778
   2001-3 Class G,
   6.5%, 4-15-27 .........................     2,000      2,200,991
   2002-1 Class 2G,
   6.5%, 10-15-25 ........................     4,500      4,949,216
                                                       ------------
Total Mortgage-Backed Obligations                       218,932,288
                                                       ------------

Treasury Obligations - 13.90%
 United States Treasury Bonds:
   11.25%, 2-15-15 .......................    10,250     17,358,539
   6.125%, 11-15-27 ......................    15,250     18,126,059
 United States Treasury Notes:
   6.5%, 8-15-05 .........................    15,000     16,883,790
   7.0%, 7-15-06 .........................    12,000     14,020,776
   6.5%, 10-15-06 ........................    13,000     15,048,514
   5.625%, 5-15-08 .......................    19,000     21,710,464
   6.5%, 2-15-10 .........................    14,000     16,895,158
                                                       ------------
Total Treasury Obligations                              120,043,300
                                                       ------------

TOTAL UNITED STATES GOVERNMENT
 SECURITIES - 49.06%                                   $423,553,642
 (Cost: $401,935,672)

TOTAL SHORT-TERM SECURITIES - 4.30%                    $ 37,113,586
 (Cost: $37,113,586)

See Notes to Schedule of Investments on page 18.

THE INVESTMENTS OF BOND FUND
     September 30, 2002

                                                              Value

TOTAL INVESTMENT SECURITIES - 100.38%                  $866,681,123
 (Cost: $826,617,710)

LIABILITIES, NET OF CASH AND OTHER ASSETS - (0.38%)      (3,306,798)

NET ASSETS - 100.00%                                   $863,374,325

Notes to Schedule of Investments

(A)Principal amounts are denominated in the indicated foreign currency, where applicable (EUR -- Euro).

(B)Securities were purchased pursuant to Rule 144A under the Securities Act of
   1933 and may be resold in transactions exempt from registration, normally to qualified institutional buyers.  At September 30, 2002, the total value of these securities amounted to $17,938,547 or 2.08% of net assets.

(C)Non-income producing as the issuer has either missed its most recent interest payment or declared bankruptcy.

   See Note 1 to financial statements for security valuation and other significant accounting policies concerning investments.

   See Note 3 to financial statements for cost and unrealized appreciation and depreciation of investments owned for Federal income tax purposes.

STATEMENT OF ASSETS AND LIABILITIES
     BOND FUND
     September 30, 2002
     (In Thousands, Except for Per Share Amounts)

ASSETS
  Investment securities -- at value
     (Notes 1 and 3) .......................................  $866,681
  Cash  ....................................................        27
  Receivables:
     Interest ..............................................    10,423
     Fund shares sold ......................................     4,441
  Prepaid insurance premium  ...............................        13
                                                              --------
       Total assets  .......................................   881,585
                                                              --------
LIABILITIES
  Payable for investment securities purchased  .............    15,113
  Payable to Fund shareholders  ............................     2,631
  Accrued service fee (Note 2)  ............................       156
  Accrued shareholder servicing (Note 2)  ..................       135
  Accrued management fee (Note 2)  .........................        12
  Accrued distribution fee (Note 2)  .......................         9
  Accrued accounting services fee (Note 2)  ................         8
  Other  ...................................................       147
                                                              --------
       Total liabilities  ..................................    18,211
                                                              --------
          Total net assets .................................  $863,374
                                                              ========
NET ASSETS
  $1.00 par value capital stock:
     Capital stock .........................................  $133,003
     Additional paid-in capital ............................   692,799
  Accumulated undistributed income (loss):
     Accumulated undistributed net investment income .......       434
     Accumulated undistributed net realized
       loss on investment transactions  ....................    (2,943)
     Net unrealized appreciation in value of
       investments  ........................................    40,081
                                                              --------
       Net assets applicable to outstanding
          units of capital .................................  $863,374
                                                              ========
Net asset value per share (net assets divided
  by shares outstanding):
  Class A  .................................................     $6.49
  Class B  .................................................     $6.49
  Class C  .................................................     $6.49
  Class Y  .................................................     $6.49
Capital shares outstanding:
  Class A  .................................................   122,009
  Class B  .................................................     6,583
  Class C  .................................................     2,667
  Class Y  .................................................     1,744
Capital shares authorized ..................................   280,000
See Notes to Financial Statements.

STATEMENT OF OPERATIONS
     BOND FUND
     For the Fiscal Year Ended September 30, 2002
     (In Thousands)
INVESTMENT INCOME
  Interest and amortization (Note 1B)  .....................   $41,775
                                                              --------
  Expenses (Note 2):
     Investment management fee .............................     3,633
     Service fee:
       Class A  ............................................     1,540
       Class B  ............................................        77
       Class C  ............................................        27
     Shareholder servicing:
       Class A  ............................................     1,332
       Class B  ............................................       103
       Class C  ............................................        35
       Class Y  ............................................        16
     Distribution fee:
       Class A  ............................................        87
       Class B  ............................................       230
       Class C  ............................................        81
     Accounting services fee ...............................        87
     Custodian fees ........................................        53
     Audit fees ............................................        18
     Legal fees ............................................        10
     Other .................................................       235
                                                              --------
       Total expenses  .....................................     7,564
                                                              --------
          Net investment income ............................    34,211
                                                              --------
REALIZED AND UNREALIZED GAIN (LOSS) ON
INVESTMENTS (NOTES 1 AND 3)
  Realized net gain on securities  .........................     1,942
  Realized net loss on foreign
     currency transactions .................................        (5)
                                                              --------
     Realized net gain on investments ......................     1,937
  Unrealized appreciation in value of investments
     during the period .....................................    18,128
                                                              --------
       Net gain on investments  ............................    20,065
                                                              --------
          Net increase in net assets resulting
            from operations ................................   $54,276
                                                              ========

See Notes to Financial Statements.

STATEMENT OF CHANGES IN NET ASSETS
     BOND FUND
     (In Thousands)

                                     For the fiscal year
                                     ended September 30,
                                     -------------------
                                        2002      2001
                                     --------- ---------
INCREASE IN NET ASSETS
  Operations:
     Net investment income ........   $ 34,211  $ 30,783
     Realized net gain (loss)
       on investments  ............      1,937      (479)
     Unrealized appreciation ......     18,128    29,389
                                      --------  --------
       Net increase in net
          assets resulting
          from operations .........     54,276    59,693
                                      --------  --------
  Distributions to shareholders
     from net investment income (Note 1D):(1)
     Class A ......................    (31,648)  (30,183)
     Class B ......................     (1,223)     (600)
     Class C ......................       (431)     (156)
     Class Y ......................       (517)     (210)
                                      --------  --------
                                       (33,819)  (31,149)
                                      --------  --------
  Capital share transactions (Note 5)  226,794    83,470
                                      --------  --------
       Total increase  ............    247,251   112,014
NET ASSETS
  Beginning of period  ............    616,123   504,109
                                      --------  --------
  End of period  ..................   $863,374  $616,123
                                      ========  ========
     Undistributed net investment
       income  ....................   $    434  $     47
                                      ========  ========

(1)See "Financial Highlights" on pages 22 - 25.

See Notes to Financial Statements.

FINANCIAL HIGHLIGHTS
     BOND FUND
     Class A Shares
     For a Share of Capital Stock Outstanding Throughout Each Period:

                    For the fiscal For the
                       year ended   fiscal   For the fiscal year
                     September 30,  period   ended December 31,
                   ----------------  ended    -----------------------
                      2002    2001 9-30-00    1999   1998    1997
                    ------- --------------   -----  -----   -----
Net asset value,
 beginning of period $6.33  $6.01   $5.97  $6.39   $6.32  $6.14
                     -----   -----  -----   -----  -----   -----
Income (loss) from investment
 operations:
 Net investment
  income  ..........  0.31   0.35    0.27   0.35    0.38   0.39
 Net realized and
   unrealized gain
   (loss) on
   investments .....  0.16    0.32   0.04   (0.42)  0.07    0.19
                     -----   -----  -----   -----  -----   -----
Total from investment
 operations  .......  0.47    0.67   0.31   (0.07)  0.45    0.58
                     -----   -----  -----   -----  -----   -----
Less distributions from
 net investment
 income ............ (0.31)  (0.35) (0.27)  (0.35) (0.38)  (0.40)
                     -----   -----  -----   -----  -----   -----
Net asset value,
 end of period  .... $6.49   $6.33  $6.01   $5.97  $6.39   $6.32
                     =====   =====  =====   =====  =====   =====
Total return(1) ....  7.67%  11.50%  5.24%  -1.08%  7.27%   9.77%
Net assets, end of
 period (in
 millions)  ........  $792    $584   $493    $501   $551    $524
Ratio of expenses to
 average net assets   1.03%  1.01%   1.02%(2)0.95%  0.84%  0.77%
Ratio of net investment
 income to average
 net assets  .......  4.92%   5.66%  6.00%(2)5.72%  5.88%   6.34%
Portfolio turnover
 rate  ............. 25.20%  36.46% 23.21%  34.12% 33.87%  35.08%

(1)Total return calculated without taking into account the sales load deducted on an initial purchase.
(2)Annualized.

See Notes to Financial Statements.

FINANCIAL HIGHLIGHTS
     BOND FUND
     Class B Shares
     For a Share of Capital Stock Outstanding Throughout Each Period:

                                           For the
                   For the fiscal  For the  period
                      year ended    fiscal    from
                    September 30,   period9-9-99(1)
                 ------------------  ended through
                      2002     20019-30-0012-31-99
                  -------- --------------- -------
Net asset value,
 beginning of period $6.33   $6.01  $5.97   $6.05
                     -----   -----  -----   -----
Income (loss) from investment
 operations:
 Net investment
  income ...........  0.25    0.29   0.23    0.10
 Net realized and
   unrealized gain (loss)
   on investments ..  0.16    0.33   0.04   (0.08)
                     -----   -----  -----   -----
Total from investment
 operations  .......  0.41    0.62   0.27    0.02
                     -----   -----  -----   -----
Less distributions from
 net investment
 income ............ (0.25)  (0.30) (0.23)  (0.10)
                     -----   -----  -----   -----
Net asset value,
 end of period ..... $6.49   $6.33  $6.01   $5.97
                     =====   =====  =====   =====
Total return .......  6.75%  10.55%  4.56%   0.30%
Net assets, end of
 period (in
 millions)  ........   $43     $22     $7      $2
Ratio of expenses to
 average net assets   1.91%   1.87%  1.90%(2)1.91%(2)
Ratio of net investment
 income to average
 net assets  .......  4.03%   4.74%  5.12%(2)4.93%(2)
Portfolio turnover
 rate .............. 25.20%  36.46% 23.21%  34.12%(2)

(1)Commencement of operations of the class.
(2)Annualized.

See Notes to Financial Statements.

FINANCIAL HIGHLIGHTS
     BOND FUND
     Class C Shares
     For a Share of Capital Stock Outstanding Throughout Each Period:

                                           For the
                   For the fiscal  For the  period
                      year ended    fiscal    from
                    September 30,   period9-9-99(1)
                 ------------------  ended through
                      2002     20019-30-0012-31-99
                  -------- --------------- -------
Net asset value,
 beginning of period $6.33   $6.01  $5.96   $6.05
                     -----   -----  -----   -----
Income (loss) from investment
 operations:
 Net investment
  income ...........  0.26    0.30   0.22    0.10
 Net realized and
   unrealized gain (loss)
   on investments ..  0.16    0.32   0.05   (0.09)
                     -----   -----  -----   -----
Total from investment
 operations .......   0.42    0.62   0.27    0.01
                     -----   -----  -----   -----
Less distributions from
 net investment
 income ...........  (0.26)  (0.30) (0.22)  (0.10)
                     -----   -----  -----   -----
Net asset value,
 end of period ....  $6.49   $6.33  $6.01   $5.96
                     =====   =====  =====   =====
Total return .......  6.77%  10.53%  4.64%   0.13%
Net assets, end of
 period (in
 thousands) .......$17,304  $6,738 $1,382    $289
Ratio of expenses to
 average net assets   1.90%   1.87%  1.95%(2)1.98%(2)
Ratio of net investment
 income to average
 net assets .......   4.03%   4.72%  5.07%(2)4.87%(2)
Portfolio turnover
 rate .............  25.20%  36.46% 23.21%  34.12%(2)

(1)Commencement of operations of the class.
(2)Annualized.

See Notes to Financial Statements.

FINANCIAL HIGHLIGHTS
     BOND FUND
     Class Y Shares
     For a Share of Capital Stock Outstanding Throughout Each Period:

                    For the fiscal For the
                       year ended   fiscal   For the fiscal year
                     September 30,  period   ended December 31,
                   ----------------  ended    -----------------------
                      2002    2001 9-30-00    1999   1998    1997
                    ------- --------------   -----  -----   -----
Net asset value,
 beginning of period $6.33   $6.01  $5.97   $6.39  $6.32   $6.14
                     -----   -----  -----   -----  -----   -----
Income (loss) from investment
 operations:
 Net investment
  income ...........  0.30    0.38   0.28    0.40   0.39    0.42
 Net realized and
   unrealized gain (loss)
   on investments ..  0.19    0.31   0.04   (0.45)  0.07    0.17
                     -----   -----  -----   -----  -----   -----
Total from investment
 operations ........  0.49    0.69   0.32   (0.05)  0.46    0.59
                     -----   -----  -----   -----  -----   -----
Less distributions from
 net investment
  income ........... (0.33)  (0.37) (0.28)  (0.37) (0.39)  (0.41)
                     -----   -----  -----   -----  -----   -----
Net asset value,
 end of period ..... $6.49   $6.33  $6.01   $5.97  $6.39   $6.32
                     =====   =====  =====   =====  =====   =====
Total return .......  7.99%  11.83%  5.47%  -0.81%  7.54%   9.91%
Net assets, end of
 period (in
 millions)  ........   $11      $3     $3      $2     $6      $5
Ratio of expenses to
 average net assets   0.73%   0.73%  0.72%(1)0.69%  0.61%   0.64%
Ratio of net investment
 income to average
 net assets .......   5.21%   5.95%  6.30%(1)6.00%  6.10%   6.48%
Portfolio turnover
 rate  ............. 25.20%  36.46% 23.21%  34.12% 33.87%  35.08%

(1)Annualized.

See Notes to Financial Statements.

NOTES TO FINANCIAL STATEMENTS
     September 30, 2002

NOTE 1 -- Significant Accounting Policies

Waddell & Reed Advisors Funds, Inc. (the "Corporation") is registered under the
Investment Company Act of 1940 as a diversified, open-end management investment company.  The Corporation issues four series of capital shares; each series represents ownership of a separate mutual fund.  Waddell & Reed Advisors Bond
Fund (the "Fund) is one of those mutual funds and is the only fund included in these financial statements.  Its investment objective is to provide a reasonable return with emphasis on preservation of capital, by investing primarily in domestic debt securities, usually bonds of investment grade.  The following is a summary of significant accounting policies consistently followed by the Fund in the preparation of its financial statements.  The policies are in conformity with accounting principles generally accepted in the United States of America.

A.   Security valuation -- Each convertible bond is valued at the latest sale price thereof on each business day of the fiscal period as reported by the principal securities exchange on which the issue is traded.  Bonds, other than convertible bonds, are valued using a pricing system provided by a pricing service or dealer in bonds.  Convertible bonds are valued using this pricing system only on days when there is no sale reported.
     Restricted securities and securities for which market quotations are not readily available are valued at fair value as determined in good faith under procedures established by and under the general supervision of the
     Corporation's Board of Directors.  Short-term debt securities are valued at amortized cost, which approximates market value.

B.   Security transactions and related investment income -- Security transactions are accounted for on the trade date (date the order to buy or sell is executed).  Securities gains and losses are calculated on the identified cost basis.  Premium and discount on the purchase of bonds are amortized for both financial and tax reporting purposes over the remaining lives of the bonds.  Interest income is recorded on the accrual basis.  See
     Note 3 -- Investment Security Transactions.

C.   Federal income taxes -- It is the Corporation's policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the
     Internal Revenue Code.  In addition, the Corporation intends to pay distributions as required to avoid imposition of excise tax.  Accordingly, provision has not been made for Federal income taxes.  See Note 4 --
     Federal Income Tax Matters.

D.   Dividends and distributions -- Dividends and distributions to shareholders are recorded by the Fund on the business day following record date.  Net investment income dividends and capital gains distributions are determined in accordance with income tax regulations which may differ from accounting principles generally accepted in the United States of America.  These differences are due to differing treatments for items such as deferral of wash sales and post-October losses, foreign currency transactions, net operating losses and expiring capital loss carryovers.  At September 30,
     2002, $16,749,303 was reclassified between additional paid-in capital and accumulated undixstributed net realized gain (loss) on investment transactions. Net investment income, accumulated undistributed net income and net assets were not affected by this change.

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements.  Actual results could differ from those estimates.

NOTE 2 -- Investment Management and Payments to Affiliated Persons

Waddell & Reed Investment Management Company ("WRIMCO"), a wholly owned subsidiary of Waddell & Reed, Inc. ("W&R"), serves as the Corporation's investment manager.  The Fund pays a fee for investment management services.
The fee is computed daily based on the net asset value at the close of business.
The fee is payable by the Fund at the annual rates of: 0.525% of net assets up to $500 million, 0.50% of net assets over $500 million and up to $1 billion,
0.45% of net assets over $1 billion and up to $1.5 billion, and 0.40% of net assets over $1.5 billion.  The Fund accrues and pays the fee daily.  The Fund also reimburses WRIMCO for certain expenses, including additional Fund-related security costs incurred by WRIMCO as a result of the September 11, 2001 terrorist activities.  The amount reimbursed represents the Fund's share of the incremental cost of using private transportation for WRIMCO's personnel in lieu of commercial transportation and also certain security-related personnel and facilities costs.

The Corporation has an Accounting Services Agreement with Waddell & Reed
Services Company ("WRSCO"), a wholly owned subsidiary of W&R.  Under the agreement, WRSCO acts as the agent in providing accounting services and assistance to the Fund and pricing daily the value of shares of the Fund.  For these services, the Fund pays WRSCO a monthly fee of one-twelfth of the annual fee shown in the following table.

                            Accounting Services Fee
                  Average
               Net Asset Level           Annual Fee
          (all dollars in millions) Rate for Each Level
          ------------------------- -------------------
           From $    0 to $   10          $      0
           From $   10 to $   25          $ 11,000
           From $   25 to $   50          $ 22,000
           From $   50 to $  100          $ 33,000
           From $  100 to $  200          $ 44,000
           From $  200 to $  350          $ 55,000
           From $  350 to $  550          $ 66,000
           From $  550 to $  750          $ 77,000
           From $  750 to $1,000          $ 93,500
                $1,000 and Over           $110,000

In addition, for each class of shares in excess of one, the Fund pays WRSCO a monthly per-class fee equal to 2.5% of the monthly base fee.

For Class A, Class B and Class C shares, the Fund pays WRSCO a monthly per account charge for shareholder servicing of $1.6958 for each shareholder account which was in existence at any time during the prior month. Prior to December 1,
2001, the shareholder servicing charge was $1.6125 per account, paid monthly.
With respect to Class Y shares, the Fund pays WRSCO a monthly fee at an annual rate of 0.15% of the average daily net assets of the class for the preceding month.  The Fund also reimburses W&R and WRSCO for certain out-of-pocket costs for all classes.

As principal underwriter for the Fund's shares, W&R received gross sales commissions for Class A shares (which are not an expense of the Fund) of
$3,323,638.  During the period ended September 30, 2002, W&R received $81,005 and $4,257 in deferred sales charges for Class B shares and Class C shares, respectively.  With respect to Class A, Class B and Class C shares, W&R paid sales commissions of $2,371,874 and all expenses in connection with the sale of
Fund shares, except for registration fees and related expenses.

Under a Distribution and Service Plan for Class A shares adopted by the
Corporation pursuant to Rule 12b-1 under the Investment Company Act of 1940, the
Fund may pay monthly a distribution and/or service fee to W&R in an amount not to exceed 0.25% of the Fund's Class A average annual net assets.  The fee is to be paid to reimburse W&R for amounts it expends in connection with the distribution of the Class A shares and/or provision of personal services to Fund shareholders and/or maintenance of shareholder accounts.

Under the Distribution and Service Plan adopted by the Corporation for Class B and Class C shares, respectively, the Fund may pay W&R a service fee of up to
0.25%, on an annual basis, of the average daily net assets of the class to compensate W&R for providing services to shareholders of that class and/or maintaining shareholder accounts for that class and a distribution fee of up to
0.75%, on an annual basis, of the average daily net assets of the class to compensate W&R for distributing the shares of that class.  The Class B Plan and the Class C Plan each permit W&R to receive compensation, through the distribution and service fee, respectively, for its distribution activities for that class, which are similar to the distribution activities described with respect to the Class A Plan, and for its activities in providing personal services to shareholders of that class and/or maintaining shareholder accounts of that class, which are similar to the corresponding activities for which it is entitled to reimbursement under the Class A Plan.

The Fund paid Directors' fees of $28,965, which are included in other expenses.

W&R is a subsidiary of Waddell & Reed Financial, Inc., a public holding company, and a direct subsidiary of Waddell & Reed Financial Services, Inc., a holding company.

NOTE 3 -- Investment Security Transactions

Purchases of investment securities, other than U.S. Government securities and short-term securities, aggregated $138,996,555, while proceeds from maturities and sales aggregated $62,523,809.  Purchases of short-term securities and U.S.
Government securities aggregated $4,869,029,642 and $271,825,426, respectively.
Proceeds from maturities and sales of short-term securities and U.S. Government securities aggregated $4,885,210,073 and $102,222,389, respectively.

For Federal income tax purposes, cost of investments owned at September 30, 2002 was $826,665,648, resulting in net unrealized appreciation of $40,015,475, of which $51,832,348 related to appreciated securities and $11,816,873 related to depreciated securities.

NOTE 4 -- Federal Income Tax Matters

For Federal income tax purposes, the Fund's distributed and undistributed earnings and profit for the fiscal year ended September 30, 2002 and the related capital loss carryover and post-October activity were as follows:

Net ordinary income ........................ $ 34,195,232
Distributed ordinary income ................   33,819,044
Undistributed ordinary income ..............      428,624

Realized long-term capital gains ...........          ---
Distributed long-term capital gains ........          ---
Undistributed long-term capital gains ......          ---

Capital loss carryover .....................          ---

Post-October losses deferred ...............          ---

Internal Revenue Code regulations permit the Fund to defer into its next fiscal year net capital losses or net long-term capital losses incurred between each
November 1 and the end of its fiscal year ("post-October losses").

Capital loss carryovers are available to offset future realized capital gain net income for Federal income tax purposes.  The following shows the totals by year in which the capital loss carryovers will expire if not utilized.

September 30, 2003 ..........................  $   80,903
September 20, 2008 ..........................   2,794,914
September 30, 2009 ..........................       2,113
                                               ----------
Total carryover .............................  $2,877,930
                                               ==========

NOTE 5 -- Multiclass Operations

The Fund currently offers four classes of shares, Class A, Class B, Class C and
Class Y, each of which have equal rights as to assets and voting privileges.
Class Y shares are not subject to a sales charge on purchases, are not subject to a Rule 12b-1 Distribution and Service Plan and are subject to a separate shareholder servicing fee structure.  A comprehensive discussion of the terms under which shares of each class are offered is contained in the Prospectus and the Statement of Additional Information for the Fund.

Income, non-class specific expenses, and realized and unrealized gains and losses are allocated daily to each class of shares based on the value of their relative net assets as of the beginning of each day adjusted for the prior day's capital share activity.

Transactions in capital stock are summarized below.  Amounts are in thousands.

                           For the fiscal year
                           ended September 30,
                        -------------------------
                               2002          2001
                        -----------   -----------
Shares issued from sale
 of shares:
 Class A  ............       97,004       141,634
 Class B  ............        4,205         2,939
 Class C  ............        2,343           995
 Class Y  ............        2,351           298
Shares issued from
 reinvestment of dividends:
 Class A  ............        4,661         4,429
 Class B .............          187            93
 Class C .............           67            25
 Class Y  ............           82            29
Shares redeemed:
 Class A  ............      (71,874)     (135,805)
 Class B .............       (1,354)         (617)
 Class C .............         (808)         (186)
 Class Y  ............       (1,120)         (425)
                             ------        ------
Increase in outstanding
 capital shares ......       35,744        13,409
                             ======        ======
Value issued from sale
 of shares:
 Class A  ............     $613,921      $872,905
 Class B  ............       26,571        18,221
 Class C  ............       14,853         6,162
 Class Y  ............       14,810         1,843
Value issued from
 reinvestment of dividends:
 Class A  ............       29,298        27,232
 Class B  ............        1,178           575
 Class C  ............          423           156
 Class Y  ............          514           179
Value redeemed:
 Class A  ............     (453,975)     (836,207)
 Class B  ............       (8,534)       (3,801)
 Class C  ............       (5,092)       (1,148)
 Class Y  ............       (7,173)       (2,647)
                           --------       -------
Increase in outstanding
 capital  ............     $226,794       $83,470
                           ========       =======

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders,
Waddell & Reed Advisors Funds, Inc.:

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of Waddell & Reed Advisors Bond Fund (the "Fund"),
one of the mutual funds comprising Waddell & Reed Advisors Funds, Inc., as of
September 30, 2002, and the related statement of operations for the fiscal year then ended, the statements of changes in net assets for each of the two fiscal years in the period then ended, and the financial highlights for the periods presented.  These financial statements and financial highlights are the responsibility of the Fund's management.  Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standardsrequire that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  Our procedures included confirmation of securities owned as of September 30, 2002, by correspondence with the custodian and brokers.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of
Waddell & Reed Advisors Bond Fund as of September 30, 2002, the results of its operations for the fiscal year then ended, the changes in its net assets for each of the two fiscal years in the period then ended, and the financial highlights for the periods presented in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP
Kansas City, Missouri
November 8, 2002

INCOME TAX INFORMATION
September 30, 2002

The amounts of the dividends below, multiplied by the number of shares owned by you on the record dates, will give you the total amounts to be reported in your
Federal income tax return for the years in which the dividends were received or reinvested.

                        PER-SHARE AMOUNTS REPORTABLE AS:
          ---------------------------------------------------------
                    For Individuals           For Corporations
                  -------------------------------------------------------
  Record         Ordinary  Long-Term               Non- Long-Term
    Date    Total  IncomeCapital GainQualifyingQualifyingCapital Gain
----------- -------------   -------- ----------------------------
                                    Class A
10-10-01  $0.0270 $0.0270       $---     $---   $0.0270      $---
11-14-01   0.0260  0.0260        ---      ---    0.0260       ---
12-12-01   0.0260  0.0260        ---      ---    0.0260       ---
  1-9-02   0.0250  0.0250        ---      ---    0.0250       ---
 2-13-02   0.0250  0.0250        ---      ---    0.0250       ---
 3-13-02   0.0250  0.0250        ---      ---    0.0250       ---
 4-10-02   0.0260  0.0260        ---      ---    0.0260       ---
 5-15-02   0.0260  0.0260        ---      ---    0.0260       ---
 6-12-02   0.0260  0.0260        ---      ---    0.0260       ---
 7-10-02   0.0260  0.0260        ---      ---    0.0260       ---
 8-14-02   0.0250  0.0250        ---      ---    0.0250       ---
 9-11-02   0.0250  0.0250        ---      ---    0.0250       ---
          ------- -------       ----     ----   -------      ----
Total     $0.3080 $0.3080       $---     $---   $0.3080      $---
           ====== =======       ====     ====   =======      ====
                                    Class B
10-10-01  $0.0240 $0.0240       $---     $---   $0.0240      $---
11-14-01   0.0210  0.0210        ---      ---    0.0210       ---
12-12-01   0.0220  0.0220        ---      ---    0.0220       ---
  1-9-02   0.0200  0.0200        ---      ---    0.0200       ---
 2-13-02   0.0200  0.0200        ---      ---    0.0200       ---
 3-13-02   0.0210  0.0210        ---      ---    0.0210       ---
 4-10-02   0.0220  0.0220        ---      ---    0.0220       ---
 5-15-02   0.0200  0.0200        ---      ---    0.0200       ---
 6-12-02   0.0220  0.0220        ---      ---    0.0220       ---
 7-10-02   0.0220  0.0220        ---      ---    0.0220       ---
 8-14-02   0.0190  0.0190        ---      ---    0.0190       ---
 9-11-02   0.0210  0.0210        ---      ---    0.0210       ---
          ------- -------       ----     ----   -------      ----
Total     $0.2540 $0.2540       $---     $---   $0.2540      $---
          ======= =======       ====     ====   =======      ====
                                    Class C
10-10-01  $0.0240 $0.0240       $---     $---   $0.0240      $---
11-14-01   0.0210  0.0210        ---      ---    0.0210       ---
12-12-01   0.0220  0.0220        ---      ---    0.0220       ---
  1-9-02   0.0200  0.0200        ---      ---    0.0200       ---
 2-13-02   0.0200  0.0200        ---      ---    0.0200       ---
 3-13-02   0.0210  0.0210        ---      ---    0.0210       ---
 4-10-02   0.0220  0.0220        ---      ---    0.0220       ---
 5-15-02   0.0210  0.0210        ---      ---    0.0210       ---
 6-12-02   0.0220  0.0220        ---      ---    0.0220       ---
 7-10-02   0.0210  0.0210        ---      ---    0.0210       ---
 8-14-02   0.0200  0.0200        ---      ---    0.0200       ---
 9-11-02   0.0210  0.0210        ---      ---    0.0210       ---
          ------- -------       ----     ----   -------      ----
Total     $0.2550 $0.2550       $---     $---   $0.2550      $---
          ======= =======       ====     ====   =======      ====

                                    Class Y

10-10-01  $0.0290 $0.0290       $---     $---   $0.0290      $---
11-14-01   0.0270  0.0270        ---      ---    0.0270       ---
12-12-01   0.0280  0.0280        ---      ---    0.0280       ---
  1-9-02   0.0260  0.0260        ---      ---    0.0260       ---
 2-13-02   0.0270  0.0270        ---      ---    0.0270       ---
 3-13-02   0.0260  0.0260        ---      ---    0.0260       ---
 4-10-02   0.0280  0.0280        ---      ---    0.0280       ---
 5-15-02   0.0280  0.0280        ---      ---    0.0280       ---
 6-12-02   0.0270  0.0270        ---      ---    0.0270       ---
 7-10-02   0.0280  0.0280        ---      ---    0.0280       ---
 8-14-02   0.0270  0.0270        ---      ---    0.0270       ---
 9-11-02   0.0260  0.0260        ---      ---    0.0260       ---
          ------- -------       ----     ----   -------      ----
Total     $0.3270 $0.3270       $---     $---   $0.3270      $---
          ======= =======       ====     ====   =======      ====

CORPORATION DEDUCTIONS -- Under Federal tax law, the amounts reportable as
Qualifying Dividends are eligible for the dividends received deduction in the year received as provided by Section 243 of the Internal Revenue Code.

The tax status of dividends paid will be reported to you on Form 1099-DIV after the close of the applicable calendar year.

Shareholders are advised to consult with their tax adviser concerning the tax treatment of dividends and distributions from the Fund.

The Board of Directors of Waddell & Reed Advisors Funds, Inc.

Each of the individuals listed below serves as a director for each of the portfolios within the Waddell & Reed Advisors Funds, W&R Funds, Inc., Waddell &
Reed InvestEd Portfolios, Inc. and W&R Target Funds, Inc. for a total of 47 portfolios served.  Three of the four interested directors are "interested" by virtue of their current or former engagement as officers of Waddell & Reed
Financial, Inc. (WDR) or its wholly-owned subsidiaries, including the funds'
investment advisor, Waddell & Reed Investment Management Company (WRIMCO); the
funds' principal underwriter, Waddell & Reed, Inc. (W&R); and the funds'
transfer agent, Waddell & Reed Services Company (WRSCO), as well as by virtue of their personal ownership of shares of WDR.  The fourth interested director is a partner in a law firm that has represented W&R within the past two years.

The other directors (more than a majority of the total number) are disinterested; that is, they are not employees or officers of, and have no financial interest in, WDR or any of its wholly-owned subsidiaries, including
W&R, WRIMCO and WRSCO.

Disinterested Directors

James M. Concannon (54)
Washburn Law School, 1700 College, Topeka, KS 66621
Position held with Fund:  Director
Director since:  1997
Principal Occupations During Past 5 Years:  Professor of Law, Washburn Law
School; formerly, Dean, Washburn Law School
Other Directorships held by Director:  Director, Am Vestors CBO II, Inc., a bond investment firm

John A. Dillingham (63)
6300 Lamar Avenue, Overland Park, KS 66202
Position held with Fund:  Director
Director since:  1997
Principal Occupations During Past 5 Years:  President and Director, JoDill Corp.
and Dillingham Enterprises, Inc., both farming enterprises; formerly, Instructor at Central Missouri State University; formerly, Consultant and Director,
McDougal Construction Co.
Other Directorships held by Director:  Chairman, Clay Co. IDA and Kansas City
Municipal Assistance Corp., both bonding authorities; Director, American Royal and Salvation Army

David P. Gardner (69)
2441 Iron Canyon Drive, Park City UT 84060
Position held with Fund:  Director
Director since:  1998
Principal Occupation During Past 5 Years:  formerly, President, William and
Flora Hewlett Foundation
Other Directorships held by Director:  Chairman, J. Paul Getty Trust; Director,
Fluor Corp., Campus Pipeline, John & Karen Huntsman Foundation and Huntsman
Cancer Foundation; formerly, Chairman, George S. and Dolores Dor'e Eccles
Foundation

Linda K. Graves (49)
6300 Lamar Avenue, Overland Park, KS 66202
Position held with Fund:  Director
Director since:  1995
Principal Occupation During Past 5 Years:  First Lady of Kansas
Other Directorships held by Director:  Chairman & Director, Community Foundation of Johnson County; Director, Greater Kansas City Community Foundation, and
Friends of Cedar Crest Association; Director, American Guaranty Life Insurance
Company

Joseph Harroz, Jr. (35)
6300 Lamar Avenue, Overland Park, KS 66202
Position held with Fund:  Director
Director since:  1998
Principal Occupations During Past 5 Years:  General Counsel of the University of
Oklahoma, Cameron University and Rogers State University; Vice President of the
University of Oklahoma; Adjunct Professor, University of Oklahoma Law School;
Managing Member, Harroz Investments, LLC and JHJ Investments, LLC, both commercial enterprise investments
Other Directorships held by Director:  Treasurer, Oklahoma Appleseed (Center for
Law and Justice)

John F. Hayes (82)
6300 Lamar Avenue, Overland Park, KS 66202
Position held with Fund:  Director
Director since:  1988
Principal Occupation During Past 5 Years:  Chairman, Gilliland & Hayes, PA, a
law firm
Other Directorships held by Director:  Director, Central Bank & Trust and
Central Financial Corp.; formerly, Director, Central Properties, Inc.

Glendon E. Johnson (78)
13635 Deering Bay Drive, Unit 284, Miami, FL 33158
Position held with Fund:  Director
Director since:  1971
Principal Occupations During Past 5 Years:  Retired; formerly, Chief Executive
Officer and Director, John Alden Financial Corp.
Other Directorships held by Director:  Manager, Castle Valley Ranches LLC;
Chairman, Wellness Council of America; Chairman, Bank Assurance Partners,
marketing; Executive Board and Advisory Committee, Boy Scouts of America

Eleanor B. Schwartz (65)
1213 W. 95th Ct., Chartwell #4, Kansas City, MO 64114
Position held with Fund:  Director
Director since:  1995
Principal Occupations During Past 5 Years:  Professor, University of Missouri at
Kansas City; formerly, Chancellor, University of Missouri at Kansas City
Other Directorships held by Director:  None

Frederick Vogel III (67)
6300 Lamar Avenue, Overland Park, KS 66202
Position held with Fund:  Director
Director since:  1971
Principal Occupation During Past 5 Years:  Retired
Other Directorships held by Director:  None

Interested Directors

Robert L. Hechler (65)
6300 Lamar Avenue, Overland Park, KS 66202
Positions held with Fund:  Director; formerly, President, Principal Financial
Officer; formerly, Vice President
Director since:  1998
Principal Occupations During Past 5 Years:  Consultant of WDR and W&R (2001 to
present); Director of WDR (1998 to present); Executive Vice President and Chief
Operating Officer of WDR (1998 to 2001); Director, Principal Financial Officer
and Treasurer of W&R (1981 to 2001);  Chief Executive Officer and President of
W&R (1993 to 2001); Director, Executive Vice President, Principal Financial
Officer and Treasurer of WRIMCO (1985 to 2001); Director and Treasurer of WRSCO
(1981 to 2001); President of WRSCO (1981 to 1999)
Other Directorships held by Director:  None

Henry J. Herrmann (59)
6300 Lamar Avenue, Overland Park, KS 66202
Positions held with Fund:  Director and President; formerly, Vice President
Director since:  1998; President since:  2001
Principal Occupation(s) During Past 5 Years:  Director, President and Chief
Investment Officer of WDR (1998 to present); Treasurer of WDR (1998 to 1999);
Director of W&R (1993 to present); Director of WRIMCO (1992 to present);
President and Chief Executive Officer of WRIMCO (1993 to present); Chief
Investment Officer of WRIMCO (1991 to present)
Other Directorships held by Director:  Director, Austin, Calvert & Flavin, Inc., an affiliate of WRIMCO

Frank J. Ross, Jr. (49)
Polsinelli, Shalton & Welte, P.C., 700 West 47th Street, Suite 1000, Kansas
City, MO 64112
Position held with Fund:  Director
Director since:  1996
Principal Occupation During Past 5 Years:  Shareholder/Director, Polsinelli,
Shalton & Welte, P.C., a law firm
Other Directorships held by Director:  Director, Columbian Bank & Trust

Keith A. Tucker (57)
6300 Lamar Avenue, Overland Park, KS 66202
Positions held with Fund:  Chairman of the Board of Directors and Director;
formerly, President
Director since:  1993; Chairman of the Board of Directors since:  1998
Principal Occupation(s) During Past 5 Years:  Chairman of the Board of
Directors, Director and Chief Executive Officer of WDR (1998 to present);
Principal Financial Officer of WDR (1998 to 1999); Chairman of the Board of
Directors and Director of W&R, WRIMCO and WRSCO (1993 to present); Vice Chairman of the Board of Directors of Torchmark Corporation (1991 to 1998); Chairman of
the Board of Directors of Torchmark Distributors, Inc. (1993 to 1997)
Other Directorships held by Director:  None

Officers

Theodore W. Howard (60)
6300 Lamar Avenue, Overland Park, KS 66202
Positions held with Fund:  Vice President, Treasurer, Principal Accounting
Officer, and Principal Financial Officer
Length of Time Served:  Treasurer and Principal Accounting Officer, 25 years;
Vice President, 14 years; Principal Financial Officer, since 2002
Principal Occupation(s) During Past 5 Years:  Senior Vice President of WRSCO
(2001 to present); Vice President of WRSCO (1988 to 2001)
Directorships held:  None

Kristen A. Richards (34)
6300 Lamar Avenue, Overland Park, KS 66202
Positions held with Fund:  Vice President, Secretary and Associate General
Counsel
Length of Time Served:  2 years
Principal Occupation(s) During Past 5 Years:  Vice President, Associate General
Counsel and Chief Compliance Officer of WRIMCO (2000 to present); Assistant
Secretary of each of the funds in the Fund Complex (1998 to 2000); Compliance
Officer of WRIMCO (1995 to 1998)
Directorships held:  None

Daniel C. Schulte (36)
6300 Lamar Avenue, Overland Park, KS 66202
Positions held with Fund:  Vice President, Assistant Secretary and General
Counsel
Length of Time Served:  2 years
Principal Occupation(s) During Past 5 Years:  Vice President, Secretary and
General Counsel of WDR (2000 to present); Senior Vice President, Secretary and
General Counsel of W&R, WRIMCO and WRSCO (2000 to present); Assistant Secretary of WDR (1998 to 2000); an attorney with Klenda, Mitchell, Austerman & Zuercher,
L.L.C. (1994 to 1998)
Directorships held:  None

Michael D. Strohm (50)
6300 Lamar Avenue, Overland Park KS 66202
Position held with Fund:  Vice President
Length of Time Served:  since 2002
Principal Occupation(s) During Past 5 Years:  Senior Vice President of WDR (1998
to present); Chief Operations Officer of WDR (since 2002); President, Director,
Chief Executive Officer and Chief Financial Officer of W&R (since 2002); Senior
Vice President of W&R (1994 to 2002); President and Director of WRSCO (1999 to
present)
Directorships held:  None

James C. Cusser (53)
6300 Lamar Avenue, Overland Park, KS 66202
Positions held with Fund:  Vice President and portfolio manager
Length of Time Served:  10 years
Principal Occupation(s) During Past 5 Years:  Senior Vice President of WRIMCO
(2000 to present); portfolio manager for investment companies managed by WRIMCO
(1992 to present); Vice President of WRIMCO (1992 to 2000)
Directorships held:  None

Annual Privacy Notice

Waddell & Reed, Inc., Waddell & Reed Advisors Group of Mutual Funds, W&R Funds,
Inc. and Waddell & Reed InvestEd Portfolios, Inc. ("Waddell & Reed") are
committed to ensuring their customers have access to a broad range of products and services to help them achieve their personal financial goals. In the course of doing business with Waddell & Reed, customers are requested to share financial information and they may be asked to provide other personal details.
Customers can be assured that Waddell & Reed is diligent in its efforts to keep such information confidential.

Recognition of a Customer's Expectation of Privacy
At Waddell & Reed, we believe the confidentiality and protection of customer information is one of our fundamental responsibilities.  And while information is critical to providing quality service, we recognize that one of our most important assets is our customers' trust.  Thus, the safekeeping of customer information is a priority for Waddell & Reed.

Information Collected
In order to tailor available financial products to your specific needs, Waddell
& Reed may request that you complete a variety of forms that require nonpublic personal information about your financial history and other personal details, including but not limited to, your name, address, social security number, assets, income and investments.  Waddell & Reed may also gather information about your transactions with us, our affiliates and others.

Categories of Information that may be Disclosed
While Waddell & Reed may disclose information it collects from applications and other forms, as described above, we at Waddell & Reed also want to assure all of our customers that whenever information is used, it is done with discretion. The safeguarding of customer information is an issue we take seriously.

Categories of Parties to whom we disclose nonpublic personal information
Waddell & Reed may disclose nonpublic personal information about you to the following types of third parties: selectively chosen financial service providers, whom we believe have valuable products or services that could benefit you.  Whenever we do this, we carefully review the company and the product or service to make sure that it provides value to our customers. We share the minimum amount of information necessary for that company to offer its product or service.  We may also share information with unaffiliated companies that assist us in providing our products and services to our customers; in the normal course of our business (for example, with consumer reporting agencies and government agencies); when legally required or permitted in connection with fraud investigations and litigation; and at the request or with the permission of a customer.

Opt Out Right
If you prefer that we not disclose nonpublic personal information about you to nonaffiliated third parties, you may opt out of those disclosures, that is, you may direct us not to make those disclosures (other than disclosures permitted by law).  If you wish to opt out of disclosures to nonaffiliated third parties, please provide a written request to opt-out with your name and account number(s)
or social security number to:  Waddell & Reed, Attn: Opt Out Notices, P.O. Box
29220, Shawnee Mission, Kansas 66201.  You may also call 1-888-Waddell and a
Client Services Representative will assist you.

Confidentiality and Security
We restrict access to nonpublic personal information about you to those employees who need to know that information to provide products and services to you.  We maintain physical, electronic, and procedural safeguards that comply with federal standards to guard your nonpublic personal information.  If you decide to close your account(s) or become an inactive customer, we will adhere to the privacy policies and practices as described in this notice.

Householding Notice

If you currently receive one copy of the shareholder reports and prospectus for your household (even if more than one person in your household owns shares of the Fund) and you would prefer to receive separate shareholder reports and prospectuses for each account holder living at your address, you can do either of the following:

Fax your request to 800-532-2749.

Write to us at the address listed on the inside back cover for Waddell & Reed,
Inc.

Please list each account for which you would like to receive separate shareholder reports and prospectus mailings.  We will resume sending separate documents within 30 days of receiving your request.

To all traditional IRA Planholders:

As required by law, income tax will automatically be withheld from any distribution or withdrawal from a traditional IRA unless you make a written election not to have taxes withheld.  The election may be made on the distribution/withdrawal form provided by Waddell & Reed, Inc. which can be obtained from your Waddell & Reed financial advisor or by submitting Internal
Revenue Service Form W-4P.  Once made, an election can be revoked by providing written notice to Waddell & Reed, Inc.  If you elect not to have tax withheld you may be required to make payments of estimated tax.  Penalties may be imposed by the IRS if withholding and estimated tax payments are not adequate.

The Waddell & Reed Advisors Group of Mutual Funds

Waddell & Reed Advisors Accumulative Fund
Waddell & Reed Advisors Asset Strategy Fund, Inc.
Waddell & Reed Advisors Bond Fund
Waddell & Reed Advisors Cash Management, Inc.
Waddell & Reed Advisors Continental Income Fund, Inc.
Waddell & Reed Advisors Core Investment Fund
Waddell & Reed Advisors Global Bond Fund, Inc.
Waddell & Reed Advisors Government Securities Fund
Waddell & Reed Advisors High Income Fund, Inc.
Waddell & Reed Advisors International Growth Fund, Inc.
Waddell & Reed Advisors Limited-Term Bond Fund
Waddell & Reed Advisors Municipal Bond Fund, Inc.
Waddell & Reed Advisors Municipal High Income Fund, Inc.
Waddell & Reed Advisors New Concepts Fund, Inc.
Waddell & Reed Advisors Retirement Shares, Inc.
Waddell & Reed Advisors Science and Technology Fund
Waddell & Reed Advisors Small Cap Fund, Inc.
Waddell & Reed Advisors Tax-Managed Equity Fund, Inc.
Waddell & Reed Advisors Value Fund, Inc.
Waddell & Reed Advisors Vanguard Fund, Inc.

FOR MORE INFORMATION:
Contact your financial advisor, or your
local office as listed on your
Account Statement, or contact:
  WADDELL & REED
  CLIENT SERVICES
  6300 Lamar Avenue
  P.O. Box 29217
  Shawnee Mission, KS  66201-9217
  (888) WADDELL
  (888) 923-3355

Our INTERNET address is:
  http://www.waddell.com

NUR1020A(9-02)

For more complete information regarding any of the mutual funds in Waddell &
Reed Advisors Funds, including charges and expenses, please obtain the Fund's prospectus by calling or writing to the number or address listed above.  Please read the prospectus carefully before investing.